Exhibit 99.1

FOR IMMEDIATE RELEASE	Tuesday, Oct. 24, 2006

Gannett Board Elects New Director

McLEAN, VA – John Jeffry Louis, chairman and co-founder of Parson Capital Corporation, has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI), effective Oct. 23, 2006, the company announced today.

“Jeff’s impressive business credentials and financial acumen, coupled with his strong record of community service, make him a great addition to our Board,” said Craig A. Dubow, chairman, president and CEO. “I am very pleased to welcome Jeff to Gannett.”

In addition to Parson Capital, Louis has served as co-founder, vice chairman and director of Frye-Louis Capital Management and co-founder and director of Schirf Brewing Company.

He currently is a director of S.C. Johnson & Son, Inc.; the Johnson Financial Group; The City Bakery LLC; and Eximious, Inc. He also serves on a number of civic and private boards, including The Chicago Council on Foreign Relations; Northwestern University; Lycee Francais de Chicago; and Deerfield Academy.

With Louis’ election, Gannett’s Board has eight members.

Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:

Tara Connell

Vice President of Corporate Communications

703-854-6049

tjconnel@gannett.com

###